Exhibit 10.1

RIVIERA RESOURCES, INC.

AMENDED AND RESTATED SEVERANCE PLAN

(EFFECTIVE JANUARY 1, 2021)

ARTICLE I

INTRODUCTION AND ESTABLISHMENT OF PLAN

The Board of Directors of Riviera Resources, Inc. (the “Company”) hereby ratifies and adopts the Riviera Resources, Inc. Amended and Restated Severance Plan (the “Plan”) as of the Effective Date, for eligible employees of the Company and certain participating Subsidiaries. The Company previously adopted a Severance Plan effective as of September 1, 2019, (the “Prior Plan”), and the Company hereby replaces the Prior Plan in its entirety with the Plan. The Plan is intended to offer specified severance benefits to eligible employees in the event of certain involuntary terminations of employment from the Company or relevant participating Subsidiary. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.

The Company expressly reserves the right at any time, and from time to time, for any reason in the Company’s sole discretion, to change, modify, alter or amend the Plan; provided that any materially adverse change, modification, alteration or amendment to the Plan will not affect any then eligible employee’s benefits without such eligible employee’s consent. All provisions of the Plan relating to other employee benefit plans of the Company, or any of the Company’s Affiliates or Subsidiaries, are expressly limited by the provisions of such other employee benefit plans. The provisions of the Plan may not grant or create any rights other than as expressly provided for under such other employee benefit plans.

ARTICLE II

DEFINITIONS

2.1    Affiliate. Any entity that controls, is controlled by, or is under common control with the Company.

2.2    Board. The Board of Directors of Riviera Resources, Inc.

2.3    Cause. For purposes of the Plan, the Company or an Employer will have “Cause” to terminate the Participant’s employment by reason of any of the following; provided, however, that determination of whether one or more of the elements of “Cause” has been met under the Plan shall be in the reasonable discretion of the Board in consultation with the Plan Administrator.

(a)    the Participant’s indictment for, conviction of, or plea of guilty or nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Company or its direct or indirect Subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

(b)    the Participant’s repeated intoxication by alcohol or drugs during the performance of his or her duties;

(c)    the Participant’s willful and intentional misuse of any of the funds of the Company or its direct or indirect Subsidiaries;

(d)    the Participant’s embezzlement;

(e)    the Participant’s willful and material misrepresentations or concealments on any written reports submitted to any of the Company or its direct or indirect Subsidiaries;

(f)    the Participant’s conduct constituting a material breach of the Company’s then current Code of Business Conduct and Ethics or any other written policy referenced therein, including but not limited to the Riviera Employee Handbook, or any written policy of the Participant’s Employer; provided that, in each case, the Participant knew or should have known such conduct to be a breach; or

(g)    the Participant’s continued failure to meet the reasonable performance expectations of the Company or the Participant’s Employer, after receiving notice of the performance standards not being met and a reasonable opportunity to correct such performance issues.

2.4    COBRA. The term “COBRA” has the meaning set forth in Section 4.2(c).

2.5    Code. The Internal Revenue Code of 1986, as amended from time to time.

2.6    Committee. The Compensation Committee of the Board.

2.7    Company. The term “Company” has the meaning set forth in Article I.

2.8    Effective Date. January 1, 2021.

2.9    Employee. Any employee of an Employer, regardless of position, who is normally scheduled to work 30 hours per week for such Employer and (i) is an employee of an Employer on the Effective Date or (ii) becomes an employee of an Employer after the Effective Date and has been an employee of an Employer for at least one year.

2.10    Employer. The Company and any Subsidiary that participates in the Plan pursuant to Article VI.

2.11    ERISA. The term “ERISA” has the meaning set forth in Article I.

2.12    Material Employment Change. The occurrence of any of the following with respect to a Participant:

(a)     a reduction in the Participant’s base salary; or (b) relocation of the Participant’s primary place of employment to a location more than 50 miles from the Employer’s then current location.

2.13    Participant. Any Employee who is designated as a participant pursuant to Section 3.1.

2.14    Person. Any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

2.15    Plan. The term “Plan” has the meaning set forth in Article I.

2.16    Plan Administrator. The named fiduciary of the Plan as described in Section 9.1.

2.17    Qualifying Termination. Any Material Change with respect to or termination of employment of a Participant initiated by the Employer other than for Cause.

2.18    Release. The term “Release” has the meaning set forth in Section 4.1(c).

2.19    Severance Benefits. The benefits described in Article IV that are provided to qualifying Participants under the Plan.

2.20    Subsidiary. Any entity of which the Company owns, directly or indirectly, the majority of such entity’s outstanding units, shares of capital stock or other voting securities.

2.21    Tiers. The terms “Tier 0”, “Tier 1”, “Tier 2”, or “Tier 3” have the meaning set forth in Section 3.2.

ARTICLE III

ELIGIBILITY

3.1     Participants. An Employee of the Employer shall become a Participant in the Plan as of the later to occur of (i) the Effective Date or (ii) the date he or she first becomes an Employee of an Employer in a position covered by Tier 0, Tier 1, Tier 2, or Tier 3.

Notwithstanding any provision of the Plan to the contrary, no individual who is designated, compensated or otherwise classified or treated by the Employer as a leased employee, consultant, independent contractor or other non-common law employee shall be eligible to receive benefits under the Plan. It is expressly intended that individuals not treated as common law employees by the Employer are to be excluded from Plan participation even if a court or administrative agency later determined that such individuals are common law employees. It is the intent of the Company and the Employer that Employees will not be eligible for duplicate severance benefits under multiple plans, including any employment agreements. For the avoidance of doubt, no severance benefits will be payable under the Plan to the extent that severance benefits would otherwise be paid to an Employee pursuant to the terms of an employment agreement or other individual agreement with the Employer providing for severance benefits. In the event of an inconsistency between the severance benefits described in the Plan and a Participant’s individual employment agreement or other individual agreement providing for severance benefits, the terms of the individual Participant’s employment agreement or individual agreement providing for severance, as applicable, will control.

3.2    Tiers. Employees eligible to participate in the Plan shall be assigned to Tier 0, Tier 1, Tier 2, or Tier 3 as set forth below; provided, however, that in the case of Participants assigned to Tier 1, Tier 2, or Tier 3, the Company may designate, by written notice to such Participant, that a Participant shall be assigned to a different Tier with greater benefits, in which case such designation by the Company shall be controlling when authorized in writing by an executive officer of the Company duly authorized by the Board.

(a)    “Tier 0” means the Employee of the Employer with the title of Chief Executive Officer as of January 1, 2021.

(b)    “Tier 1” means the Employee(s) of the Employer with the title of Chief Operating Officer, Executive Vice President or similar Executive Officer title as of January 1, 2020 and who are not included in Tier 0.

(c)    “Tier 2” means the Employee(s) of the Employer with the title of Vice President as of January 1, 2021.

(d)    “Tier 3” means any Employee of the Employer who is not assigned to Tier 0, Tier 1, or Tier 2.

ARTICLE IV

SEVERANCE BENEFITS

4.1    Eligibility for Severance Pay. A Participant becomes eligible to receive Severance Benefits under the Plan upon a Qualifying Termination, provided that the Participant:

(a)    performs in all material respects all transition and other matters required of the Participant by the Employer prior to his or her Qualifying Termination;

(b)    complies in all material respects with the restrictive covenants in Article V hereof and returns to the Employer any property of the Employer which has come into the Participant’s possession; and

(c)    returns (and does not thereafter revoke), within 53 days after the date of the Participant’s Qualifying Termination, a signed, dated and notarized original agreement and general release of claims in a form acceptable to the Employer, in its sole and absolute discretion (the “Release”).

4.2    Amount of Severance Benefits. A Participant entitled to Severance Benefits under Section 4.1 shall be entitled to the following Severance Benefits as set forth in this Section 4.2:

(a)    Intentionally Deleted.

(b)    Intentionally Deleted.

(c)    COBRA Coverage. If the Participant timely and properly elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Employer’s group health plans, the Employer will pay or reimburse the Participant for the “Company’s portion” (as defined below) of the monthly COBRA premiums actually paid by the Participant for such COBRA continuation coverage, including coverage for any eligible, covered dependents (“COBRA Coverage”) for a designated period following the date of the Participant’s Qualifying Termination (as set forth in the table below). The “Company’s portion” of COBRA Coverage shall be equal to the dollar amount of the applicable monthly premium paid by the Company for a similarly situated Employee on the date of the Participant’s Qualifying Termination for the same type or types of coverage under the applicable plan sponsored or maintained by the Employer.

Tier	Period of COBRA Coverage
0	24 Months
1	12 Months
2	9 Months
3	6 Months

In the event continuation coverage pursuant to COBRA is unavailable because the Company no longer maintains the applicable group health plan, or upon the Company’s election at any time for any reason, the Company may pay a cash payment to the Participant in lieu of providing the COBRA Coverage benefit described above, such payment to be equal to the product of (i) an amount equal to the portion of the applicable monthly premium paid by the Company for the Participant and his or her eligible, covered dependents immediately prior to the Participant’s Qualifying Termination under the applicable group health plans in effect immediately prior to the Participant’s Qualifying Termination, multiplied by (ii) the number of months remaining in the Period of COBRA Coverage shown above applicable to the Participant. For example, if the Company elected this cash option for a Participant in Tier 3 upon the Participant’s Qualifying Termination, the cash payment due under this Section 4.2(c) would be equal to 6 months of the monthly health premiums paid by the Company for the Participant (at the rate in effect immediately prior to the Participant’s Qualifying Termination). For avoidance of doubt, the Company may elect during the period of COBRA Coverage to pay the remaining benefits in cash under the same formula, prorated for the remaining period.

Notwithstanding any of the foregoing, the Company reserves the right to modify the COBRA Coverage and/or the cash payments contemplated by this Section 4.2(c) to the extent reasonably necessary to avoid the imposition of any excise taxes or penalties on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended, as applicable.

(d)    Intentionally Deleted.

(e)    Time and Form of Payment. The Severance Benefits payable pursuant to Section 4.2(c) as a cash payment, if any, = shall be paid in a single lump sum payment on the date that is 60 days after the date of the Participant’s Qualifying Termination, but no later than the regular pay period pay period immediately after two and one half months following the last day of the calendar year that includes the date of the Participant’s Qualifying Termination, unless the Company makes an election to pay cash payments pursuant to Section 4.2(c) during the period of COBRA Coverage, in which case the remaining lump sum payment will be made within 30 days of such election by the Company, on a date selected by the Company in its sole discretion. Other than cash payments to the Participant, the Severance Benefits payable pursuant to Section 4.2(c) shall be paid directly to the service provider or shall be reimbursed to the Participant promptly, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred, shall not affect any payments or reimbursements in any other calendar year, and shall not be subject to liquidation or exchange for any other benefit other than as specifically provided above. The taxable year in which any Severance Benefit under Section 4.2(c) is paid shall be determined in the sole discretion of the Employer, and the Participant shall not be permitted, directly or indirectly, to designate the taxable year of the payment. Notwithstanding the foregoing, the Participant has not timely returned the Release, or subsequently revokes the Release, the Participant shall forfeit all Severance Benefits.

(f)    Withholding. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to the Plan all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE V

RESTRICTIVE COVENANT

With respect to any Participant, during such Participant’s employment with the Employer and for a period of one (1) year after the Participant’s termination of employment, the Participant will not, whether for his or her own account or for the account of any other Person (other than the Company or its direct or indirect Subsidiaries), intentionally solicit, endeavor to entice away from the Company or its direct or indirect Subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect Subsidiaries with (a) any person who is employed by the Company or its direct or indirect Subsidiaries (including any independent sales representatives or organizations) or (b) any client or customer of the Company or its direct or indirect Subsidiaries.

ARTICLE VI

EMPLOYERS

Any Subsidiary of the Company is, and any new Subsidiary of the Company shall be, an Employer under the Plan unless the Company makes an affirmative determination that such Subsidiary shall not be an Employer under the Plan. Pursuant to Section 3.1, the provisions of the Plan shall be fully applicable to the Employees of any such Subsidiary that becomes an Employer.

ARTICLE VII

SUCCESSOR TO COMPANY

The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. For avoidance of doubt, the purchaser of a portion of the Company’s assets or businesses will not be deemed a successor to the Company by reason of the preceding sentence unless such purchase constitutes substantially all of the Company’s assets or businesses.

In the case of any transaction in which a successor would not be, either by reason of the foregoing provision or operation of law, bound by the Plan, the Company shall require such successor to expressly and unconditionally assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.

ARTICLE VIII

AMENDMENT AND TERMINATION

Any extension, amendment or termination of the Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s organizational documents in effect at the time and applicable law.

ARTICLE IX

PLAN ADMINISTRATION

9.1    Named Fiduciary; Administration. The Company’s Executive Vice President and Chief Financial Officer is the named fiduciary of the Plan and shall be the Plan Administrator. If no individual is serving as the Company’s Executive Vice President, and Chief Financial Officer, the Committee shall appoint a new Plan Administrator or, in the absence of such an appointment, the Company’s Chief Executive Officer shall be the Plan Administrator. The Plan Administrator shall review and determine all claims for benefits under the Plan.

9.2    Claim Procedure.

(a)    If an Employee or former employee or his or her authorized representative (referred to in this Article IX as a “claimant”) makes a written request alleging a right to receive benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits.

(b)     All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing and be addressed as follows:

Plan Administrator

Riviera Resources Amended and Restated Severance Plan

Riviera Resources, Inc.

JP Morgan Chase Tower

717 Texas Avenue, Suite 2000

Houston, Texas 77002

With a copy, which shall not constitute notice, to Legal@RVRAresources.com

The Plan Administrator shall have full and complete discretionary authority to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall initially deny or approve all claims for benefits under the Plan. The claimant may submit written comments, documents, records or any other information relating to the claim. Furthermore, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.

(c)    Claims Denial. If any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and shall advise the claimant of his or her right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his or her claim, and explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures. Furthermore, the notification shall include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such written notice shall be given to the claimant within a reasonable period of time, which normally shall not exceed 90 days after the claim is received by the Plan Administrator.

(d)    Appeals. Any claimant whose claim for benefits is denied in whole or in part may appeal, or his or her duly authorized representative may appeal on the claimant’s behalf, such denial by submitting to the Appeals Committee a request for a review of the claim within 60 days after receiving written notice of such denial form the Plan Administrator. The Appeals Committee shall comprise at least three individuals who serve as officers or managers of the Company. The Appeals Committee shall give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his or her request for review. The request for review must be in writing and be addressed as follows:

Appeals Committee

Riviera Resources Amended and Restated Severance Plan

Riviera Resources, Inc.

JP Morgan Chase Tower

717 Texas Avenue, Suite 2000

Houston, Texas 77002

With a copy, which shall not constitute notice, to Legal@RVRAresources.com

The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent. The Appeals Committee may require the claimant to submit such additional facts, documents, or other materials as the Appeals Committee may deem necessary or appropriate in making its review.

(e)    Decision on Appeals. The Appeals Committee shall give written notice of its decision to the claimant. If the Appeals Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which such denial is based. The notice shall also contain a statement that the claimant is entitled to receive up on request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not. The notice shall also contain a statement of the claimant’s right to bring an action under ERISA Section 502 (A). The Appeal’s Committee’s decision shall be final and not subject to further review within the Company. There are no voluntary appeals procedures after review by the Appeals Committee.

(g)    Time of Approved Payment. In the event that either the Plan Administrator or the Appeals Committee determines that the claimant is entitled to the payment of all or a portion of the benefits claimed, such payment shall be made to the claimant within 30 days of the date of such determination or such later time as may be required to comply with Section 409A of the Code.

(h)    Determination of Time Periods. If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or a holiday recognized by the Company the period shall extend until the next following business day.

9.4    Exhaustion of Administrative Remedies. Completion of the claims and appeals procedures described in Sections 9.2 of the Plan will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant; provided, however, that the Appeals Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

ARTICLE X

MISCELLANEOUS

10.1    Employment Status. The Plan does not constitute a contract of employment, nor impose on the Participant or the Participant’s Employer any obligation for the Participant to remain an Employee, nor change the status of the Participant’s employment or the policies of such Employer regarding termination of employment.

10.2    Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the forgoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

10.3    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition on unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.4    Anti-Alienation of Benefits. No amount to be paid hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or the Employee’s beneficiary.

10.5     Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Texas, without reference to principles of conflicts of law, except to the extent pre-empted by Federal law.

10.6    Section 409A of the Code. It is intended that the Severance Benefits hereunder are, to the greatest extent possible, exempt from the application of Section 409A of the Code (“Section 409A”), and the Plan shall be construed and interpreted accordingly.

IN WITNESS WHEREOF, this Riviera Resources, Inc. Amended and Restated Severance Plan has been adopted by the Board to be effective as of the Effective Date.

Riviera Resources, Inc.

By:	/s/ David B. Rottino
David B. Rottino
President and Chief Executive Officer